Exhibit 99.1

AT THE COMPANY	AT CAMERON ASSOCIATES
Robert Wilson – Chief Financial Officer	Alison Ziegler 212/554-5469

FOR IMMEDIATE RELEASE

Providence Service Corporation Reports Q2 2014 Results

Second Quarter Highlights:

●	Completed purchase of Ingeus Limited effective May 30, 2014
●	Expanded borrowing capacity by $75 million and repaid balance of convertible notes
●	Net income increased 13.5% to $6.7 million and included $2.5 million of acquisition costs
●	Diluted EPS of $0.46 compared to $0.43 in the second quarter of 2013
●	Adjusted EBITDA increased 35.2% to $21.2 million

TUCSON, ARIZONA – August 6, 2014 -- The Providence Service Corporation (Nasdaq: PRSC) today announced its financial results for the second quarter ended June 30, 2014.

Second Quarter 2014 Results

For the second quarter of 2014, the Company reported revenue of $344.0 million, an increase of 19.6% from $287.6 million in the second quarter of 2013. Non-emergency transportation services (NET) revenue grew 9.3% to $216.3 million in the second quarter of 2014, from $197.9 million in the second quarter of 2013. The increase was due primarily to overall membership increases, expansion in certain markets and new contracts in Maine, Utah and Rhode Island. The increase in revenue was partially offset by the termination of contracts in Wisconsin in 2013. Human services revenue increased 10.1% to $98.8 million, from $89.8 million in the second quarter of 2013. With the completed acquisition of Ingeus Limited, a global workforce development company, on May 30, 2014, the Company created a third reportable segment: Workforce Development Services. Workforce development services revenue was $28.8 million for the second quarter of 2014, which represents Ingeus’ contribution for the month of June.

Net income was $6.7 million, or $0.46 per diluted share, in the second quarter of 2014 compared to net income of $5.9 million, or $0.43 per diluted share, in the second quarter of 2013. Net income in the second quarter of 2014 included approximately $2.5 million in acquisition related costs primarily associated with the acquisition of Ingeus Limited. EBITDA (non-GAAP) for the second quarter of 2014 was $18.6 million compared to $15.2 million in the second quarter of 2013. Adjusted EBITDA (non-GAAP) for the second quarter of 2014 increased 35.2% to $21.2 million compared to $15.7 million in the second quarter of 2013. A reconciliation of net income to EBITDA and Adjusted EBITDA is presented below.

The Company had approximately 19.5 million individuals eligible to receive services under its NET Services contracts at June 30, 2014, an increase of 13.4% from approximately 17.2 million at June 30, 2013. Providence’s direct Human Services client census at June 30, 2014 was approximately 59,900, up 12.8% from 53,100 at June 30, 2013. Workforce Development client census at June 30, 2014 was approximately 250,500.

Year to Date 2014 Results

For the first six months of 2014, the Company reported revenue of $633.4 million, an increase of 11.3%, compared to $569.1 million in the first six months of 2013. NET services revenue grew 6.0% to $414.4 million in the first half of 2014 from $391.0 million in the prior year period. Human services revenue increased 6.8% to $190.1 million, up from $178.1 million in the first half of 2013. Workforce development services revenue was $28.8 million, which entirely related to the inclusion of Ingeus for June.

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64 E. Broadway Blvd. ● Tucson, Arizona 85701 ●Tel 520/747-6600 ●Fax 520/747-6605 ●www.provcorp.com

Providence Service Corporation

Net income was $13.0 million, or $0.91 per diluted share, in the first half of 2014. This compares to net income of $12.6 million, or $0.91 per diluted share, in the first half of 2013. Net income in the first six months of 2014 included approximately $4.3 million in acquisition related costs primarily associated with the Ingeus Limited transaction. EBITDA (non-GAAP) for the first six months of 2014 was $34.4 million compared to $32.0 million in in the same period last year. Adjusted EBITDA (non-GAAP) for the first six months of 2014 was $39.4 million, representing an increase of 21.0% from $32.5 million in the same period last year. A reconciliation of net income to EBITDA and Adjusted EBITDA is presented below.

During the first half of 2014, the Company generated a total of $18.3 million in cash from operations.  At June 30, 2014, the Company had unrestricted cash and cash equivalents of $123.0 million as well as approximately $102.3 million available for borrowing under the recently amended and restated senior secured credit facility.  Long-term obligations at June 30, 2014 were $191.6 million.

“We are pleased to report our initial quarter after consummation of the Ingeus acquisition, which comprises our new Workforce Development Services segment,” said Warren Rustand, Chief Executive Officer. “We believe that Ingeus is well positioned to enable us to successfully pursue growth opportunities on a global basis.

“We also reported solid financial results in our legacy businesses in the quarter. Our NET Services segment continues to grow through market expansion as well as new contracts and has maintained its recent margin improvements. While we experienced revenue growth in our Human Services segment due primarily to the Texas foster care contract that began in 2013, costs related to this contract are still higher than anticipated. We have worked hard with the state to evaluate options to continue forward, and have concluded it is in the best interest of our stakeholders, including the communities and children we serve and our shareholders, to exit this contract through an orderly transition. We also continue to focus significant resources on rapid performance improvement in certain other key markets. We are pleased with the progress we have made, and expect to make over the balance of 2014.

“During the second quarter of 2014 we were also able to pay off the balance owed on our convertible debt and, additionally, expanded the capacity of our revolving line of credit by $75.0 million. We continue to pursue financially compelling service expansion opportunities to extend our mission of creating healthier communities.”

Conference Call

Providence will hold a conference call at 11:00 a.m. EDT (8:00 a.m. PDT/MST) Thursday, August 7, 2014 to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com. The call is also available by dialing (866) 515-2907, or for international callers (617) 399-5121, and by using the passcode 32309413. A replay of the teleconference will be available on http://investor.provcorp.com. A replay will also be available until August 14, 2014 by dialing (888) 286-8010 or (617) 801-6888 and using passcode 66142782.

About Providence

Providence is a Tucson, Arizona-based company that provides and manages government sponsored human services, innovative global employment services and non-emergency transportation services. It offers: (1) non-emergency transportation management services to state Medicaid programs, local government agencies, hospital systems, health maintenance organizations, private managed care organizations and commercial insurers, as well as to individuals with limited mobility, people with limited means of transportation, people with disabilities and Medicaid members (2) home- and community-based counseling services, which include home-based and intensive home-based counseling, workforce development, substance abuse treatment services, school support services and correctional services; (3) foster care and therapeutic foster care services; (4) case management, referral and monitoring services; and (5) social improvement, employment and welfare services to various international government bodies and corporations. Providence is unique in that it provides and manages its human services primarily in the client’s own home or in community based settings, rather than in hospitals or treatment facilities and provides its non-emergency transportation services through local transportation providers rather than an owned fleet of vehicles. The Company provides a range of services through its direct entities to approximately 59,900 and 250,500 human services and workforce development services clients, respectively, with approximately 19.5 million individuals eligible to receive the Company's non-emergency transportation services. Its workforce development services include 160 delivery sites spanning 10 countries.

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Providence Service Corporation

Non-GAAP Presentation

In addition to the financial results prepared in accordance with US generally accepted accounting principles (GAAP) provided throughout this press release, the Company has provided EBITDA and Adjusted EBITDA, non-GAAP measurements. Providence’s management utilizes these non-GAAP measurements as a means to measure overall operating performance and to better compare current operating results with other companies within its industry. Details of the excluded items and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measure are presented in the table below. The non-GAAP measures do not replace the presentation of our GAAP financial results. The Company has provided this supplemental non-GAAP information because the Company believes it provides meaningful comparisons of the results of Providence’s operations for the periods presented in this press release. The non-GAAP measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by some other companies.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, the global credit crisis, capital market conditions, the implementation of the healthcare reform law, state budget changes and legislation and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Income

(in thousands except share and per share data)

(UNAUDITED)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues:
Non-emergency transportation services	$216,296	$197,883	$414,373	$391,016
Human services	98,822	89,754	190,148	178,108
Workforce development services	28,835	-	28,835	-
Total revenues	343,953	287,637	633,356	569,124

Operating expenses:
Cost of non-emergency transportation services	196,397	182,931	371,627	359,615
Client service expense	88,364	76,296	173,112	151,813
Workforce development service expense	24,423	-	24,423	-
General and administrative expense	16,163	12,731	29,780	25,183
Depreciation and amortization	5,143	3,734	8,871	7,464
Asset impairment charge	-	492	-	492
Total operating expenses	330,490	276,184	607,813	544,567

Operating income	13,463	11,453	25,543	24,557

Other expense:
Interest expense, net	1,261	1,689	2,846	3,439

Income before income taxes	12,202	9,764	22,697	21,118
Provision for income taxes	5,530	3,888	9,738	8,564
Net income	$6,672	$5,876	$12,959	$12,554

Earnings per share:
Basic	$0.47	$0.44	$0.93	$0.95
Diluted	$0.46	$0.43	$0.91	$0.91

Weighted-average number of common shares outstanding:
Basic	14,171,013	13,403,985	14,006,944	13,277,285
Diluted	14,453,964	13,680,911	14,306,898	14,912,861

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Providence Service Corporation

The Providence Service Corporation

Consolidated Balance Sheets

(in thousands except share and per share data)

(UNAUDITED)

	June 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$123,000	$98,995
Accounts receivable, net of allowance of $5.4 million in 2014 and $4.2 million in 2013	134,973	88,315
Other receivables	6,120	6,607
Prepaid expenses and other	29,737	11,831
Restricted cash	4,609	3,772
Deferred tax assets	460	2,152
Total current assets	298,899	211,672
Property and equipment, net	45,582	32,709
Goodwill	175,521	113,263
Intangible assets, net	112,304	43,476
Other assets	15,025	11,681
Restricted cash, less current portion	15,658	11,957
Total assets	$662,989	$424,758
Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term obligations	$2,250	$48,250
Accounts payable	39,120	3,904
Accrued expenses	81,376	52,484
Accrued transportation costs	68,516	54,962
Deferred revenue	14,239	3,687
Reinsurance liability reserve	14,592	10,778
Total current liabilities	220,093	174,065
Long-term obligations, less current portion	189,350	75,250
Other long-term liabilities	66,351	15,359
Deferred tax liabilities	10,404	9,447
Total liabilities	486,198	274,121
Commitments and contingencies
Stockholders' equity
Common stock: authorized 40,000,000 shares; $0.001 par value; 15,838,742 and 14,477,312 issued and outstanding (including treasury shares)	15	14
Additional paid-in capital	214,195	194,363
Accumulated deficit	(20,682)	(33,641)
Accumulated other comprehensive income (loss), net of tax	959	(1,419)
Treasury shares, at cost, 1,013,519 and 956,442 shares	(17,663)	(15,641)
Total Providence stockholders' equity	176,824	143,676
Non-controlling interest	(33)	6,961
Total stockholders' equity	176,791	150,637
Total liabilities and stockholders' equity	$662,989	$424,758

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six months ended
	June 30,
	2014	2013
Operating activities
Net income	$12,959	$12,554
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,908	3,873
Amortization	3,963	3,591
Provision for doubtful accounts	1,089	1,608
Stock based compensation	1,400	1,745
Deferred income taxes	207	2,194
Amortization of deferred financing costs	410	523
Excess tax benefit upon exercise of stock options	(2,346)	(640)
Asset impairment charge	-	492
Other non-cash charges	(40)	85
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(21,736)	1,856
Other receivables	487	(5)
Restricted cash	205	(102)
Prepaid expenses and other	(4,544)	(10,864)
Reinsurance liability reserve	4,648	4,718
Accounts payable and accrued expenses	7,172	15,718
Accrued transportation costs	13,554	(5,575)
Deferred revenue	(52)	(1,661)
Other long-term liabilities	(4,009)	(33)
Net cash provided by operating activities	18,275	30,077
Investing activities
Acquisitions, net of cash acquired	(59,666)	-
Purchase of property and equipment	(8,267)	(3,494)
Net increase in short-term investments	(9)	(16)
Restricted cash for reinsured claims losses	(4,744)	(8,550)
Net cash used in investing activities	(72,686)	(12,060)
Financing activities
Repurchase of common stock, for treasury	(501)	(454)
Proceeds from common stock issued pursuant to stock option exercise	9,150	6,649
Excess tax benefit upon exercise of stock options	2,346	640
Proceeds from long-term debt	115,000	-
Repayment of long-term debt	(47,500)	(6,500)
Debt financing costs	(700)	-
Capital lease payments and other	(8)	(5)
Net cash provided by financing activities	77,787	330
Effect of exchange rate changes on cash	629	(236)
Net change in cash	24,005	18,111
Cash at beginning of period	98,995	55,863
Cash at end of period	$123,000	$73,974

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Providence Service Corporation

The Providence Service Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA

(in thousands)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013

Net income	$6,672	$5,876	$12,959	$12,554

Interest expense, net	1,261	1,689	2,846	3,439
Provision for income taxes	5,530	3,888	9,738	8,564
Depreciation and amortization	5,143	3,734	8,871	7,464

EBITDA	18,606	15,187	34,414	32,021

Acquisition related costs	2,496	-	4,325	-
Integration and restructuring costs	101		101
Asset impairment charge	-	492	-	492
Payments related to termination of executive officers, net (a)	-	-	511	-

Adjusted EBITDA	$21,203	$15,679	$39,351	$32,513

(a)	Net of benefit of forfeiture of stock based compensation.

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